Exhibit 99.1

Press Release

Contact:
Juan José Orellana	Sunny Yu
Investor Relations	Public Relations
562-435-3666	562-901-1039

MOLINA HEALTHCARE ANNOUNCES $158 MILLION SALE AND LEASE BACK
TRANSACTION FOR ITS CORPORATE OFFICE IN CALIFORNIA

Long Beach, California (June 17, 2013) – Molina Healthcare, Inc. (NYSE: MOH) today announced  that, through its wholly owned subsidiary, Molina Center LLC, it has successfully completed a sale and lease back transaction with the dedicated net lease group of Angelo, Gordon & Co (AG) for $158 million.  Under the terms of this transaction, Molina Healthcare has sold to AG its principal executive offices in Long Beach, California, as well as an office building in Columbus, Ohio, that houses the principal health plan operations of Molina’s wholly owned subsidiary, Molina Healthcare of Ohio.

“We continue to pursue the many opportunities that are open to us today in order to position the Company for long-term success,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “At our Investor Day on February 21, 2013, we talked about alternative financing options, including a potential sale and lease back transaction.  Consistent with our long-term capital plan, this transaction unlocks additional capital, allowing Molina Healthcare to fund future growth initiatives while remaining committed to our mission of serving low-income families and individuals.”

As a part of the agreement, Molina Healthcare has entered into long-term leases for both real properties under which AG will be the landlord and Molina will be the tenant.  In 2011, Molina Healthcare purchased the Long Beach, California, property that consists of two conjoined 14-story office towers on approximately five acres of land.  The building houses the Company’s corporate headquarters and its California health plan subsidiary, Molina Healthcare of California.  The Ohio property was acquired in 2012.

About Molina Healthcare, Inc.
Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.  More information about Molina Healthcare is available at www.molinahealthcare.com.

About Angelo, Gordon & Co.
Angelo, Gordon & Co. was founded in 1988 and, with its affiliates, has approximately $25 billion under management.  Currently, the firm's investment disciplines encompass four principal areas: (i) distressed debt and leveraged loans, (ii) real estate equity and debt and net lease, (iii) private equity and (iv) hedged strategies.  Angelo, Gordon & Co. employs over 280 people, approximately half of whom are investment professionals, and is headquartered in New York, with associated offices in Chicago, Los Angeles, Washington, London, Amsterdam, Seoul, Hong Kong, Tokyo and Sydney.  More information about Angelo, Gordon & Co. is available at www.angelogordon.com.

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